Exhibit 99.1

Aug. 18, 2009

FOR IMMEDIATE RELEASE

Contacts:

ANALYSTS		MEDIA
Tamera Gjesdal	Daryl Bible	Cynthia Williams
Senior Vice President	Sr. Exec. Vice President	Senior Vice President
Investor Relations	Chief Financial Officer	Corporate Communications
(336) 733-3058	(336) 733-3031	(336) 733-1478

BB&T announces pricing of common stock offering

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) announced today that it priced on Monday a public offering of 33.45 million shares of common stock at $26 per share.

The underwriters will have a 30-day option to purchase up to an additional 5.01 million shares of common stock from BB&T to cover over-allotments, if any. Credit Suisse (USA) Securities LLC and Deutsche Bank Securities served as joint book-running managers for the offering. BB&T Capital Markets acted as a co-manager for the offering.

BB&T estimates that the net proceeds from the offering will be approximately $837.1 million after deducting underwriting commissions (or approximately $962.5 million if the underwriters exercise their over-allotment option in full), but before deductions for other transaction expenses.

Net proceeds from the offering will qualify as tangible common equity and Tier 1 regulatory capital. BB&T intends to use the proceeds of this offering for general corporate purposes. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective.

A written prospectus for this offering meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from Credit Suisse (USA) Securities LLC, One Madison Avenue, 1B, New York, N.Y. 10010-3629, or by calling 1-800-221-1037.

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A prospective also may be obtained from Deutsche Bank Securities, Harborside Financial Center, 100 Plaza One, Jersey City, N.J. 07311-3988, by calling 1-800-503-4611, by e-mail at prospectusrequest@list.db.com, or from a Deutsche Bank Securities sales representative.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

At June 30, Winston-Salem, N.C.-based BB&T Corporation had $152.4 billion in assets and was the nation’s 11th largest financial holding company. It operates more than 1,500 financial centers in 11 states and Washington, D.C.

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This press release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this press release.